Exhibit 99.1
TRUE RELIGION APPAREL, INC.

For:	True Religion Apparel, Inc.
Charles Lesser, Chief Financial Officer
(323) 266-3072

Investor Relations
Rob Whetstone
PondelWilkinson Inc.
(310) 279-5980
TRUE RELIGION ANNOUNCES MANAGEMENT CHANGE
Los Angeles, California – March 15, 2007 – True Religion Apparel, Inc. (Nasdaq: TRLG) today said that Kymberly Gold Lubell, vice president, will be leaving the company to pursue personal interests. Kym joined the company in January 2004 and worked closely in product design with company founder and husband Jeffrey Lubell, who remains True Religion’s chairman of the board and chief executive officer.
“On behalf of our board and management team, we thank Kym for her dedication and many contributions over the years,” said Jeff Lubell, chairman and chief executive officer.
Lubell noted that one of the company’s ongoing initiatives has been and continues to be the expansion of its design team. “With the additions of fashion expert Zihaad Wells, women’s designer Caius Olowu, head of merchandising Rodney Hutton, as well as numerous associate designers, we have significantly bolstered our creative talent base that will help drive the evolution of our products from predominantly premium denim to our long-term goal of a targeted 50/50 sportswear and denim product mix.”
About True Religion Apparel, Inc.
True Religion Apparel, Inc. is a growing, design-based premium global lifestyle brand. The company designs, manufactures and markets True Religion Apparel products, including its premium True Religion Brand Jeans. Its expanding product line, which includes high quality distinctive styling and fit, may be found in premier department stores and boutiques in 50 countries including the United States, Canada, Germany, United Kingdom, France, Spain, Scandinavia, Greece, Italy, Mexico, South America, Australia, South Africa, the Middle East, Korea, Japan, and China. For more information, please visit www.truereligionbrandjeans.com.
This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. Our actual results may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, including uncertainties as to the nature of the apparel industry, including changing customer demand and tastes, seasonality, customer acceptance of new products, the impact of competitive products and pricing, dependence on existing management and general economic conditions. Our Annual Report on Form 10-K, recent and forthcoming Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K, and other SEC filings discuss some of the important risk factors that may affect our business, results of operations and financial condition. The Company undertakes no obligation to revise or update publicly any forward-looking statements for any reason.
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